Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

IAC/InterActiveCorp (“IAC”) and Vimeo Holdings, Inc. (the “Company”) are filing a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person anticipated to become a member of the board of directors of the Company, effective as of the completion of the separation of the Company from IAC as described in the Registration Statement, in the Registration Statement and any prospectus, consent solicitation statement and/or proxy statement contained therein and any amendment or supplement thereto (including post-effective amendments). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments related thereto.

Dated: March 30, 2021

/s/ Mo Koyfman
Name: Mo Koyfman